Exhibit 99.1

HAMPSHIRE GROUP, LIMITED
STOCK SYMBOL:    HAMP                       FOR IMMEDIATE RELEASE
CONTACT:         CHARLES W. CLAYTON
PHONE:           (864) 231-1211
FACSIMILE:       (864) 225-4421

            HAMPSHIRE GROUP, LIMITED ANNOUNCES FIRST QUARTER RESULTS

Anderson,   South  Carolina,  May  9,  2005....Hampshire  Group,  Limited  today announced results for the first quarter ended April 2, 2005. Net sales were $58,077,000 compared with $54,397,000 for the same period in the prior year, an increase of 7%. Net income from operations was $748,000, or $0.18 per diluted share, compared with $147,000, or $0.03 per diluted share in the first quarter of 2004.

The increases in sales and net income in the quarter are primarily attributable to the related separates business. In addition, the net income comparison was affected by $1.2 million charge ($720,000 after taxes) for incremental custom's charges for the first quarter of 2004. Because of the seasonality of the sweater business, which accounts for well over half of the Company's annual sales, results in the first quarter are not indicative of results for the full year.

Commenting on the first quarter, Ludwig Kuttner, Chairman and Chief Executive Officer, stated, "We are pleased to have been able to increase sales in what has continued to be an extremely difficult retail environment. As we have reported many times, our outstanding team has a consistent focus on offering attractive merchandise to consumers while supporting retailers with quality products that provide good margins."

Hampshire Group, Limited is a diversified apparel company, believed to be the largest supplier of women's and men's sweaters in North America and a leading supplier of women's related separates.
--------------------------------------------------------------------------------
           Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are also urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of the factors that affect the Company's business.

                            HAMPSHIRE GROUP, LIMITED
                         COMPARATIVE SUMMARY OF EARNINGS
                      (in thousands, except per share data)

                                                    April 2,      April 3,
QUARTER ENDED                                         2005         2004
------------------------------------------------------------------------------
Net sales                                              $58,077       $54,397

Income from operations                                    $994          $119

Net income                                                $748          $147

Net income per share:                   Basic            $0.18         $0.04
                                        Diluted          $0.18         $0.03

Weighted average shares                 Basic            4,103         4,077
  outstanding:                          Diluted          4,125         4,204